FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES
FIRST QUARTER RESULTS FOR FISCAL 2006

~ Results In Line with Expectations; Net Sales Increased 7.2% ~
~ Board Approves Share Repurchase Program ~

          New York, New York (November 3, 2005) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for the first fiscal quarter ended September 30, 2005.

FIRST QUARTER RESULTS

          Net sales increased 7.2% to $227.4 million for the three months ended September 30, 2005, from $212.2 million in the comparable period of the prior year. The sales growth was driven by the launch of the fantasy Britney Spears fragrance in U.S. department stores and the Elizabeth Arden after five fragrance into international markets, as well as greater shipments of fragrances, including the curious Britney Spears fragrance, to mass retailers. Excluding the favorable impact of foreign currency translation, net sales increased 6.2%.

          Gross margin, which was 39.2% for the quarter, was affected primarily by weak sales performance and higher returns provisions for retailers in Western Europe and secondarily, by a weak performing gift-with-purchase program for the Elizabeth Arden brand in North American department stores. Marketing and advertising costs increased due to the launch of the fantasy Britney Spears fragrance, higher royalties for the Britney Spears fragrances and to support the launch of PREVAGE™ in the second fiscal quarter.

          In line with previously announced expectations, net income was $1.9 million, or $0.06 per diluted share, excluding the impact of FAS 123R, "Share-Based Payment," of $1.4 million before taxes, compared to $4.8 million, or $0.16 per diluted share, in the same period last year. On a reported basis, net income was $0.9 million, or $0.03 per diluted share.

          E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth Arden, Inc., commented, "Despite a volatile economic environment and decreasing consumer confidence, we are pleased with the sales growth and product launches during the first quarter. The fantasy Britney Spears fragrance, which was launched into U.S. department stores in September, is off to a strong start and currently ranks as the number one or two fragrance launch with most retailers. We exceeded our retail launch plans and have significant promotional programs for both Britney Spears fragrances planned for the season. We expect to exceed retailer expectations this quarter as well. The launch of PREVAGE™ , the breakthrough anti-aging treatment, is scheduled to begin shipping to U.S. department stores this month and globally in the third and fourth fiscal quarters. Based on the enthusiastic retailer reception and continued success in the dermatology market for PREVAGE MD™ , we are optimistic that PREVAGE™ will dramatically improve the Elizabeth Arden skin care business globally."

          Mr. Beattie continued, "An area that has been and continues to be challenging is the developed markets of Western Europe. While our expectations for the year assumed a degree of softness in that market, consumer spending continues to be extremely depressed, and, therefore, we are projecting a weaker holiday selling season in Western Europe than we had originally planned. This, along with increased returns provisions and reduced replenishment associated with the accelerated door closings resulting from the Federated Department Store and The May Department Stores Company merger, is expected to reduce EBITDA by approximately $5 million to $7 million. Accordingly, we are revising our second quarter and full year guidance."

          "At the same time, the rest of our business overall is performing as we had expected. Our business with mass retailers is performing well and most international markets outside of Western Europe are performing at or better than we had planned. This, along with our innovation and global launch schedule, including the launch of the fantasy Britney Spears fragrance and PREVAGE™ on a global basis and the Daytona 500 fragrance introduction in the U.S. in the second half of the fiscal year, gives us the confidence in our original expectations for the back half of the year, and that we expect to be able to offset any impact caused by declining consumer confidence and high energy prices on consumer spending," Mr. Beattie added.

STOCK REPURCHASE PLAN

          The Company also announced that, in connection with its expectations for record free cash flow generation of $65 million to $75 million for the fiscal year, its Board of Directors has authorized a share repurchase program for the repurchase of up to $40 million of its common stock. The repurchase is expected to continue through March 31, 2007 and will commence immediately. The Company intends to repurchase shares from time to time in the open market at prevailing market prices or in private transactions.

          Separately, based on improved operating performance, the Company has executed an amendment to its asset-based revolving credit facility to, among other things, extend the maturity date of the credit facility from June 30, 2009 to December 31, 2010, lower the interest rate charged on borrowings by 50 basis points and generally provide the Company more financial flexibility.

OUTLOOK

          Effective July 1, 2005, the Company adopted FAS 123R "Share-Based Payment," a new accounting pronouncement requiring the expensing of stock based compensation. Under this pronouncement, the Company has elected to apply the standard prospectively, and prior year results have not been restated. The earnings guidance, consistent with prior disclosure, includes a pre-tax charge of approximately $1.4 million, or $0.03 per diluted share, for the second quarter of fiscal 2006 and a pre-tax charge of $5.7 million, or $0.13 per diluted share, for the full fiscal year.

          With respect to the second quarter, as a result of the factors mentioned above, the Company currently anticipates net sales of $340 million to $350 million, representing a 5% to 8% increase over the prior year. Foreign currency translation is estimated to negatively impact net sales growth by approximately 1%. Reported earnings per diluted share are currently estimated to range between $1.06 and $1.11. Excluding the stock compensation expense mentioned above, earnings per diluted share are expected to range between $1.09 and $1.14.

          For the full fiscal year, the Company is updating its expectations to reflect the revised guidance for the second fiscal quarter and currently anticipates annual net sales to increase 6.5% to 8% to $980 million to $995 million. Foreign currency translation is estimated to negatively impact net sales growth by approximately 1%. Reported earnings per diluted share are expected to range between $1.20 and $1.26. Excluding the stock compensation expense mentioned above, earnings per diluted share are expected to range between $1.33 and $1.39. The earnings estimates exclude the debt extinguishment charge the Company expects to incur of $0.5 million, or $0.01 per diluted share, related to the early retirement of the $8.8 million of 11 3/4% Senior Subordinated Notes that are callable in January of 2006. The earnings estimates do not include any impact from the share repurchase program. The Company expects gross margins for the year and second fiscal quarter to approximate prior year levels.

          The Company is on track with its inventory reduction programs and is comfortable with its expectations for free cash flow of $65 million to $75 million for the full fiscal year.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 10:00 a.m. Eastern Standard Time. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at http://www.elizabetharden.com/Corporate/calendar_of_events.asp. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at www.elizabetharden.com until November 17, 2005.

Elizabeth Arden is a global prestige beauty products company. The Company's portfolio of brands includes the fragrance brands of Elizabeth Arden: Red Door, Red Door Revealed, Elizabeth Arden 5th Avenue, Elizabeth Arden after five, Elizabeth Arden green tea, and Elizabeth Arden Provocative Woman; the fragrance brands of Elizabeth Taylor: White Diamonds, Passion and Forever Elizabeth; the fragrances brands of Britney Spears: curious and fantasy; and the fragrances White Shoulders, Geoffrey Beene's Grey Flannel, the Halston brands, Halston and Halston Z-14, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care lines, including Ceramide and Eight Hour Cream; ™ anti-aging treatment and the Elizabeth Arden color cosmetics line.

Company Contact:	Marcey Becker, Senior Vice President, Finance
(203) 462-5809

Investor/Press Contact:	Cara O'Brien/Melissa Merrill
Financial Dynamics
(212) 850-5000

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence and operations; the impact of competitive products and pricing; risks of international operations, including foreign currency fluctuations, economic and political consequences of terrorist attacks, political instability in certain regions of the world, and external factors affecting customer purchasing patterns; our ability to successfully launch new products and implement our growth strategy; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our substantial indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and our indenture for our 7 3/4% senior subordinated notes; our customers' financial condition; our ability to access capital for acquisitions; changes in product mix to less profitable products; the retention and availability of key personnel; the assumptions underlying our critical accounting estimates; delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for the majority of our supply of certain products; changes in the retail, fragrance and cosmetic industries; our ability to protect our intellectual property rights; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Quarter Ended

	September 30,	September 30,
	2005	2004

Net Sales	$227,378	$212,156
Cost of Sales	138,312	122,645

Gross Profit	89,066	89,511
Gross Profit Percentage (a)	39.2%	42.2%

Selling, General and Administrative Expenses	76,392	70,959
Depreciation and Amortization	5,272	5,533

Total Operating Expenses	81,664	76,492

Interest Expense, Net	6,114	5,985

Income Before Income Taxes	1,288	7,034
Provision for Income Taxes	393	2,251

Net Income	895	4,783

As reported:
Basic Income Per Share	$0.03	0.17
Diluted Income Per Share	$0.03	0.16

EBITDA (b)	$12,674	$18,552

Adjusted before giving effect to the adoption of FAS 123R: Stock-based compensation: (c)

Net Income	$1,877	4,783

Basic Income Per Share	0.07	0.17
Diluted Income Per Share	0.06	0.16

EBITDA (b)	$14,093	$18,552

(a)   Based on the percentage of net sales for the periods.

(b)  EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net income (loss), as determined in accordance with generally accepted accounting principles, to EBITDA: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(In thousands)	Three Months Ended

	September 30,	September 30,
	2005	2004

Net income	$895	$4,783
Plus:
Provision for income taxes	393	2,251
Interest expense	6,114	5,985
Depreciation and amortization	5,272	5,533

EBITDA	12,674	18,552
Impact of adopting FAS 123R, Stock-based compensation	1,419	--

EBITDA excluding charges	$14,093	$18,552

(c) This disclosure is being provided because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the adoption of FAS 123R: Stock-based compensation. The presentation of the non-GAAP information is not meant to be considered in isolation or as a substitute for net income or diluted income per share prepared in accordance with GAAP.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2005	June 30, 2005	September 30, 2004

Cash	$26,245	$25,316	$20,532
Accounts Receivable, Net	219,117	149,965	188,701
Inventories	300,941	273,343	303,987
Property and Equipment, Net	31,342	29,184	36,390
Exclusive Brand Licenses, Trademarks and Intangibles, Net	186,987	186,527	189,977
Total Assets	815,965	719,897	787,126
Short-Term Debt	123,300	47,700	152,000
Current Liabilities	310,290	219,484	341,728
Long-Term Liabilities	240,479	241,213	236,779
Total Debt	357,102	281,502	385,802
Shareholders' Equity	265,196	259,200	208,619
Working Capital	278,611	275,628	202,078

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